Exhibit 99.1

For more information, contact:
Cogent Systems, Inc. Paul Kim Chief Financial Officer 626-799-8090 www.cogentsystems.com	The Blueshirt Group, Investor Relations Chris Danne, Jill Isenstadt (415) 217-7722 chris@blueshirtgroup.com jill@blueshirtgroup.com

Cogent Systems Announces First Quarter Results

South Pasadena, CA – May 27, 2008 - Cogent Systems (Nasdaq: COGT) today announced financial results for the first quarter ended March 31, 2008.

First quarter 2008 revenues were $24.6 million, compared to revenue of $30.1 million in the same year ago period. Net income on a GAAP basis for the first quarter of 2008 was $14.4 million, or $0.16 per diluted share. This compares to GAAP net income of $6.2 million, or $0.06 per diluted share in the same year ago period.

Cogent’s first quarter of 2008 GAAP results included $0.9 million of non-cash share based compensation charges. Excluding the effects of share-based compensation and the net tax effect, non-GAAP net income for the first quarter of 2008 was $15.0 million, or $0.16 per diluted share. This compares to non-GAAP net income of $6.8 million, or $0.07 per diluted share, in the same year ago period, excluding the effects of similar items in both periods. First quarter net income and operating income were impacted by $10.0 million in settlement income related to the Company’s settlement agreement with Northrop Grumman.

“First quarter revenues increased by 12.6% sequentially and we reported strong gross margin which led to solid bottom line results,” commented Ming Hsieh, President and Chief Executive Officer of Cogent. “Our results benefited from increasing demand by our core customers as well as good contribution from our smaller customers across all our business segments both domestically and internationally. The need for biometric solutions continues to grow, driven by key industry initiatives such as border control, identity theft prevention and national ID programs. We expect several sizable procurements to be awarded this year by large government agencies and are also seeing a very large number of smaller opportunities around the world. Recently, we won a multi-million dollar biometric program in Central America, along with receiving follow on orders from a broad cross section of our leading customers.”

“We continued to demonstrate strong gross margin, reporting 69.4% in the first quarter on a GAAP basis,” commented Paul Kim, Chief Financial Officer of Cogent. “In addition, we generated approximately $39 million in cash from operations and ended the quarter with our cash and investments position at approximately $444 million, or $4.79 per share, despite spending $37 million on our share buyback during the quarter.”

On May 20, 2008, the Company received a Staff Determination Letter from the Nasdaq Stock Market notifying the Company that, due to the failure to timely file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, the Company had failed to satisfy the standards for continued listing on the Nasdaq Global Select Market and was subject to delisting. Subsequent to the receipt of that letter, the Company filed its Report on Form 10-Q to cure the delinquency, and the Company believes it is in compliance with the continued listing standards.

The Company will host a conference call at 8:00 a.m. Eastern Time (5:00 a.m. Pacific Time) on Wednesday, May 28 to discuss these results. For parties in the United States and Canada, call 800-218-4007 to access the conference call. International parties can access the call at 303-275-2170.

Cogent will offer a live webcast of the conference call, accessible from the “Investor Relations” section of the Company’s website (www.cogentsystems.com). The webcast will be archived for a period of 15 days. A telephonic replay of the conference call will also be available 2 hours after the call and will run for 2 days. To hear the replay, parties in the United States and Canada should call 800-405-2236 and enter pass code 11115030. International parties should call 303-590-3000 and enter pass code 11115030.

Note Regarding Use of Non-GAAP Financial Measures

Certain of the information set forth herein, including non-GAAP net income and earnings per share, may be considered non-GAAP financial measures. Cogent believes this information is useful to investors because it provides a basis for measuring Cogent’s available capital resources, the operating performance of Cogent’s business and Cogent’s cash flow, excluding share-based compensation that would normally be included in the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles. Cogent’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating Cogent’s operating performance, capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-financial measures as reported by Cogent may not be comparable to similarly titled amounts reported by other companies.

About Cogent Systems

Cogent is a global biometric identification solutions provider to governments, law enforcement agencies, and commercial enterprises. Cogent provides the highest quality identification systems, products and services with leading technology, accuracy and speed. Cogent’s Automated Fingerprint/Palmprint Identification Systems, or AFIS, enable customers to capture fingerprint and palm print images electronically, encode prints into searchable files, and accurately compare a set of fingerprints/palm prints to a database containing potentially millions of prints in seconds. For more information, please visit www.cogentsystems.com

Forward-Looking Statements

This press release contains, in addition to historical information, forward-looking statements. Such statements are based on management’s current estimates and expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Cogent is providing this information as of the date of this press release, and expressly disclaims any duty to update information contained in this press release.

Forward-looking statements in this press release include, without limitation, express and implied statements regarding anticipated contract awards and market developments. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those expressed or implied here. Readers are referred to Cogent’s Report on Form 10-K for the year ended December 31, 2007 filed by Cogent with the Securities and

Exchange Commission which identifies important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: changes in government policies; uncertain political conditions in international markets; deriving a significant portion of revenues from a limited number of customers; deriving a significant portion of revenues from the sale of solutions pursuant to government contracts; failure of the biometrics market to experience significant growth; failure of Cogent’s products to achieve broad acceptance; potential fluctuations in quarterly and annual results; changes in Cogent’s effective tax rate; failure to successfully compete; failure to comply with government regulations; failure to accurately predict financial results due to long sales cycles; negative publicity and/or loss of clients due to security breaches resulting in the disclosure of confidential information; loss of export licenses or changes in export laws; failure to manage projects; rapid technology change in the biometrics market; loss of a key member of management team; termination of backlog orders; loss of limited source suppliers; negative audits by government agencies; failure to protect intellectual property; exposure to intellectual property and product liability claims; difficulty in integrating acquisitions; and failure to achieve the expected benefits of acquisitions. The information contained in this press release is a statement of Cogent’s present intention, belief or expectation and is based upon, among other things, existing industry conditions, market conditions, the economy in general and Cogent’s assumptions. Cogent may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. Cogent undertakes no obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. By including any information in this press release, Cogent does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

COGENT, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

March 31, 2008 and December 31, 2007

(in thousands)

	Balance at 3/31/2008	Balance at 12/31/2007
ASSETS:
Cash and investments	$443,941	$444,307
Accounts receivable, net	24,003	31,845
Unbilled accounts receivable	1,268	1,201
Inventories	15,434	11,359
Property and equipment, net	33,858	33,644
Deferred income taxes	23,805	26,143
Other assets	6,408	2,689

Total assets	$548,717	$551,188

LIABILITIES & EQUITY:
Accounts payable, accrued liabilities and income taxes payable	$21,881	$13,324
Deferred revenue	37,738	27,648
Total stockholders’ equity	489,098	510,216

Total liabilities & equity	$548,717	$551,188

COGENT, INC.

CONDENSED CONSOLIDATED STATEMENT OF INCOME

Three Months Ended March 31, 2008 and 2007

(in thousands, except per share data)

	Three months ended March 31,
	2008	2007
Revenues:
Product revenues	$17,404	$24,480
Maintenance and services revenues	7,227	5,627

Total revenues	24,631	30,107

Cost of revenues:
Cost of product revenues (1)	4,981	14,164
Cost of maintenance and services revenues (1)	2,561	1,598

Total cost of revenues	7,542	15,762

Gross profit	17,089	14,345

Operating expenses:
Research and development (1)	3,170	2,529
Selling and marketing (1)	2,691	1,976
General and administrative (1)	2,944	5,222
Income from settlement of lawsuit	(10,000)	—

Total operating (income) expenses	(1,195)	9,727

Operating income	18,284	4,618
Interest income	4,970	5,218
Other, net	(37)	292

Income before income taxes	23,217	10,128
Income tax provision	8,789	3,904

Net income	$14,428	$6,224

Net income per share:
Basic	$0.16	$0.07
Diluted	$0.16	$0.06
Number of shares used in per share computations:
Basic	91,508	94,219
Diluted	92,746	95,867
(1) Share-based compensation expense was allocated as follows:
Cost of product revenues	$109	$183
Cost of maintenance and services revenues	136	139
Research and development	222	118
Selling and marketing	252	248
General and administrative	202	267

Total share-based compensation expense	$921	$955

COGENT, INC.

Non-GAAP Earnings per Share Reconciliation

Three Months Ended March 31, 2008 and 2007

(in thousands, except per share data)

	Three months ended March 31, 2008	Three months ended March 31, 2007
Earnings for per share calculations
GAAP Net Income	$14,428	$6,224
GAAP Income tax provision	8,789	3,904
Share-based compensation expense	921	955
Tax effect (1)	(9,172)	(4,322)

Non-GAAP Net income	$14,966	$6,761

Earnings per share
GAAP Diluted EPS	$0.16	$0.06
GAAP Income tax provision	0.09	0.04
Share-based compensation expense	0.01	0.01
Tax effect (1)	(0.10)	(0.04)

Non-GAAP Diluted EPS	$0.16	$0.07

(1)	Tax rates as follows:

-	38% for three months ended March 31, 2008

-	39% for three months ended March 31, 2007